Exhibit 10.35

December 12, 2016

Molly Wade,

In appreciation for your continued support of Sunshine Heart Inc., the company is offering you a retention bonus. The Company is offering this retention bonus because it wants to reward you with additional compensation should certain conditions as specified below be satisfied.

You will receive a lump sum retention bonus of $50,000 (less applicable withholdings and deductions) if each of the following conditions are satisfied:

1.	You sign this memo in the space provided below and return it to me by no later than Friday, December 16, 2016,

2.	Sunshine Heart receives a minimum of $5 million in equity financing by June 30, 2017,

3.	You must not resign your employment or be terminated for misconduct or poor performance (in each case, as determined by the Company in its sole discretion) prior to June 30, 2017,

4.	You must perform the tasks and responsibilities that are assigned to you to the Company’s satisfaction through June 30, 2017, and

If the conditions for you to receive the retention bonus are met, the retention bonus would become payable to you on July 15, 2017 in accordance with normal payroll procedures.

Please note that your employment remains “at will,” meaning either you or the Company have the right to terminate your employment without prior notice at any time and for any reason.

Sincerely,

/s/ John Erb

John Erb
Chairman of the Board and CEO

EMPLOYEE ACKNOWLEDGEMENT AND SIGNATURE:

Although I understand that my employment is at-will, and that this memo does not change my at-will status, by signing below I represent that I currently intend to continue employment with the company in my current position through at least June 30, 2017. I understand that the company is offering the retention bonus described above in reliance upon my representation.

Employee Signature:	/s/ Molly Wade	Date:	15 Dec 2016